REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and shareholders of

D&B Records, Inc.

Century City, CA

I have audited the accompanying balance sheets of D&B Records, Inc. (the “Company”) as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2012 and 2011, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United State of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were I engaged to perform, an audit of its internal control over financial reporting. my audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audits provide a reasonable basis for my opinion.

Opinion

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011 and the results of its operations and its cash flows for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 of the accompanying financial statements, the Company has a minimum cash balance available for payment of ongoing operating expenses, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Terry L. Johnson, CPA

Casselberry, Florida

June 29, 2014

D & B RECORDS, INC.
BALANCE SHEETS

	December 31,	December 31,
Assets:	2012	2011
Current Assets
Cash	$ -	$ -
Total Current Assets	-	-

Total Assets	$ -	$ -

Liabilities and Stockholders' Deficit:

Current Liabilities
Accrued interest	$ 99,160	$ 68,145
Note payable	242,000	242,000
Total Current Liabilities	341,160	310,145

Total Liabilities	341,160	310,145

Stockholders' Equity:
Common stock; par value $0.001, Authorized 10,000,000 shares,
issued 1,000,000 as of December 31, 2013 and 2012, respectively	1,000	1,000
Additional paid in capital	-	-
Accumulated deficit	(342,160)	(311,145)
Total Stockholders' Equity	(341,160)	(310,145)

Total Liabilities and Stockholders' Equity	$ -	$ -

The accompanying notes are an integral part of these financial statements.

D & B RECORDS, INC.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2012	2011
Revenues	$ -	$ -
Costs of Services	-	-

Gross Margin	-	-

Expenses
General and administrative	-	-
Operating Expenses	-	-

Operating Income (Loss)	-	-

Other Income (Expense)
Interest Expense	31,015	28,195
Total Other Income (Expense)	31,015	28,195

Net Income (Loss) Before Taxes	(31,015)	(28,195)

Income Tax Provision	-	-

Net Income (Loss)	$ (31,015)	$ (28,195)

Net income (loss) per share- basic
and diluted	$ (0.03)	$ (0.03)

Weighted average common shares
outstanding- basic and diluted	1,000,000	1,000,000

The accompanying notes are an integral part of these financial statements.

D & B RECORDS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

			Additional		Total
	Common	Common	Paid in	Accumulated	Stockholders'
	Shares	Stock	Capital	Deficit	Equity (Deficit)
Balance December 31, 2010	1,000,000	$ 1,000	$ -	$ (282,950)	$ (281,950)

Net loss	-	-	-	(28,195)	(28,195)
Balance December 31, 2011	1,000,000	1,000	-	(311,145)	(310,145)

Net loss	-	-	-	(31,015)	(31,015)
Balance December 31, 2012	1,000,000	$ 1,000	$ -	$ (342,160)	$ (341,160)

The accompanying notes are an integral part of these financial statements.

D & B RECORDS, INC.
STATEMENTS OF CASH FLOWS

For the Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss for the Period	$ (31,015)	$ (28,195)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Changes in Operating Assets and Liabilities
Increase in accrued interest	31,015	28,195
Net Cash Used in Operating Activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	-	-
Net Cash Provided by Financing Activities	-	-

Net (Decrease) Increase in Cash	-	-
Cash at Beginning of Period	-	-
Cash at End of Period	$ -	$ -

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ -	$ -
Franchise and Income Taxes	$ -	$ -

The accompanying notes are an integral part of these financial statements.

D & B M RECORDS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

On March 10, 2008, D & B, RECORDS, INC. (the “Company”), was incorporated under the laws of the state of Delaware.

The Company has the worldwide music rights to reproduce and distribute 41 fully produced music titles.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2012 and 2011, the Company had no cash equivalents.

Fair value of financial instruments

The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Fair Value Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. It also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

Fair value of financial instruments

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

A) Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

B) Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

C) Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Level 1:

Quoted market prices available in active markets for identical assets or liabilities as of the reporting date. An active market for an asset or liability is a market in which transactions for the asset or liability occur with significant frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:

Unobservable inputs based on the Company’s assessment of the assumptions that are market participants would use in pricing the asset or liability.

The Company did not record an intangible asset with respect to its music rights due to the uncertainty of future revenues.

Property and equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life of three (3) years for equipment, five (5) years for automobile, and seven (7) years for furniture and fixtures. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB ASC for its long-lived assets. The Company’s long-lived assets are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

As of December 31, 2012 and 2011, the Company has no long-lived assets.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB ASC for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable and (iv) collectability is reasonably assured. In addition, the Company records allowances for accounts receivable that are estimated to not be collected.

Income taxes

The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-based compensation

In December 2004, the FASB issued FASB ASC No. 718, Compensation – Stock Compensation (“ASC No. 718”).  Under ASC No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by ASC No. 718.  FASB ASC No. 505, Equity Based Payments to Non-Employees, defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either (a) a performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB ASC.

Net income (loss) per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net income (loss) available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net income (loss) available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

There were no potentially dilutive shares outstanding as of December 31, 2012 and 2011, respectively.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB ASC for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.

Recently issued accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustment relating to recoverability and classification of recorded amounts of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has a minimum cash balance available for payment of ongoing operating expenses, has experienced losses from operations since inception, and it does not have a source of revenue sufficient to cover its operating costs. Its continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance the necessary debt or equity financing will be available, or will be available on terms acceptable to the Company.

NOTE 4 – NOTE PAYABLE

On February 1, 2009, the Company executed a promissory note with Pegasus Group, Inc. in the amount of $242,000 payable by May 1, 2009 (“Maturity Date”), accruing interest of 5% per annum until the Maturity Date and 10% per annum thereafter on any remaining balance which is deemed to be in default.

As of December 31, 2012 and 2011, the Company had a principle note payable balance of $242,000.  As of December 31, 2012 and 2011, the Company had accrued interest of $99,160 and $68,145.

NOTE 5 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011
Deferred Tax Assets – Non-current:

NOL Carryover	$72,600	$ 72,600

Less valuation allowance	(72,600)	(72,600)

Deferred tax assets, net of valuation allowance	$-	$ - -

At December 31, 2012, the Company had net operating loss carryforwards of approximately $72,600 that may be offset against future taxable income from the year 2013 to 2033. No tax benefit has been reported in the financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 10,000,000 shares of common stock with a par value of $0.001.

On March 31, 2008, the Company issued 1,000,000 shares to its sole founding officer for services provided. The Company recorded an expense of $1,000.

NOTE 7 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that other than listed below, no other material subsequent events exist.

On June 30, 2013, the Company entered into an asset purchase agreement with Primco Management, Inc. (“PMCM”), a Delaware corporation, whereby the Company sold its music catalog for the relief of their $242,000 promissory note debt with accrued interest of approximately $114,841 as well as receiving 7,000,000 preferred shares and 20,000,000 common shares in PMCM. The music catalog consisted of worldwide music rights to reproduce and distribute 41 fully produced titles. The sole shareholder of D & B Music, Inc. at the time of asset purchase agreement was David Michery, who is also the CEO of PMCM.

The Company did not conduct an independent valuation of the music catalog. The consideration for the Company’s music catalog was approximately $357,111 which was calculated as follows:

(a)

the relief of the Company’s promissory note, originally dated February 1, 2009, payable in the amount of $242,000 to Pegasus Group, Inc., together with the assumption of accrued and unpaid interest thereon through June 30, 2013 of $114,841, for total consideration of $ 356,84; plus

(b)

$ 270 par value of 7,000,000 preferred shares and 20,000,000 common shares issued to David Michery by PMCM.

On July 17, 2013, the Company amended its articles of incorporation to change its name from D & B, Records, Inc. to D & B, Music, Inc.